OPPENHEIMER INTERNATIONAL BOND FUND

Period Ending March 31, 2012
EXHIBIT 77C

SPECIAL SHAREHOLDER MEETING (Unaudited)

On February 29, 2012, a shareholder meeting of Oppenheimer International Bond Fund (the “Fund”) was held at which the twelve Trustees identified below were elected (Proposal No. 1) and an Agreement and Plan of Reorganization to reorganize the Fund into a Delaware statutory trust (Proposal No. 3) was approved as described in the Fund’s proxy statement dated December 16, 2011 (Proxy Statement).  The following is a report of the votes cast:

Nominee/Proposal                                           For                                Withheld

Trustees

William L Armstrong                              1,084,060,851                                28,549,329
Edward L. Cameron                                1,084,685,496                                27,924,684
Jon S. Fossel                                           1,085,139,388                                27,470,791
Sam Freedman                                         1,085,022,350                                27,587,829
Richard F. Grabish                                  1,085,854,210                                26,755,970
Beverly L. Hamilton                                1,085,870,661                                26,739,519
Robert J. Malone                                     1,085,740,582                                26,869,598
F. William Marshall, Jr.                           1,085,378,565                                27,231,615
Victoria J. Herget                                    1,086,073,107                                26,537,072
Karen L. Stuckey                                    1,086,036,307                                26,573,872
James D. Vaughn                                    1,085,923,254                                26,686,926
William F. Glavin, Jr.                               1,085,444,095                                27,166,084

Proposal 3:  To approve an Agreement and Plan of Reorganization that provides for the reorganization of a Fund from a Maryland corporation or Massachusetts business trust, as applicable, into a Delaware statutory trust.

For                              Against                                Abstain                                Broker Non Vote
745,717,712                              15,283,904                                24,975,352                                326,589,700